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                                                                    Exhibit 99.1


                              FOR IMMEDIATE RELEASE


         HOLLY CORPORATION DELIVERS NOTICE OF MATERIAL ADVERSE EFFECT TO
                 FRONTIER OIL IN CONNECTION WITH PENDING MERGER

Dallas, TX, August 21, 2003 - Holly Corporation (AMEX: HOC) today announced that pursuant to its Merger Agreement with Frontier Oil Corporation (NYSE: FTO), Holly has formally notified Frontier of Holly's position that the circumstances described below constitute a breach of Frontier's representations and warranties in the Merger Agreement as to the absence of litigation or other circumstances which could reasonably be expected to have a material adverse effect on Frontier. Under the Merger Agreement, if a breach has occurred and is not timely cured, Holly is not obligated to close the merger and has the right to terminate the Merger Agreement. At this time, Holly's Board has not taken any action to terminate the Merger Agreement under this or any other provision, nor has the Holly Board changed its recommendation with respect to the merger.

Holly believes that recently filed toxic tort lawsuits against Frontier and several other defendants in California state court on behalf of over 400 plaintiffs, mostly former Beverly Hills High School students, and related contingent and other obligations and liabilities of Frontier, raise substantial risks and uncertainties that could reasonably be expected to materially adversely affect the condition and prospects of Frontier.

After extensively reviewing the information available to Holly regarding these lawsuits, claims and obligations, and consulting with counsel, Holly believes that:

     o the Beverly Hills lawsuits have the potential to be prolonged distractions since it could be four to five years before the expected trial for the first small group of plaintiffs; a successful result for the defendants in the first trial would not necessarily prevent future trials by other plaintiffs;

     o these lawsuits will involve substantial defense costs; the costs to defend the plaintiffs' claims against Frontier alone could easily involve tens of millions of dollars through the anticipated completion of the trial for the first small group of plaintiffs;

     o these lawsuits have not been brought as class actions and it would be very unlikely that any substantial number of claims could be settled for inconsequential amounts, especially in the early years; and

     o these lawsuits present the risk of very substantial adverse judgments against Frontier, which could involve hundreds of millions of dollars in potential exposure to Frontier.

Holly believes the lawsuit precipitously launched yesterday by Frontier distorts the background and reasons for Holly's concerns about the pending merger. Before entering into the Merger Agreement, Frontier advised Holly that the Beverly Hills situation was not then, and would not later become, a material problem and also expressly represented the same to Holly in the Merger Agreement. Frontier


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also agreed during the final negotiations and in the terms of the final Merger
Agreement that Holly would be able to continue to review and consider subsequent developments in the Beverly Hills situation and its future impact on Frontier up until the closing of the merger. Since the signing of the Merger Agreement, the Beverly Hills' risks have become substantially worse to the point where Frontier is now a defendant in lawsuits with over 400 plaintiffs represented by nationally prominent plaintiffs' firms. Holly also anticipates that additional lawsuits involving substantial numbers of plaintiffs will probably be brought by these law firms, as well as by another major plaintiffs' law firm representing additional plaintiffs that have already filed notices of claims to be brought.

After repeated discussions with Frontier regarding Holly's growing concerns about the Beverly Hills situation, Holly and Frontier in recent weeks considered various alternatives in seeking a revised transaction that would better protect Holly's stockholders from the additional risks and uncertainties Holly believes have become part of an investment in Frontier stock.

The company noted:

"Holly believes that the allegation in the Frontier lawsuit that Holly only recently disclosed its concerns to Frontier about the Beverly Hills situation to preserve the possible enhancement in the value of Holly's pipeline operations is false. This allegation is a smokescreen to cloud the real Frontier issue -- the substantial risks and uncertainties now inherent in Frontier's stock as a result of the lawsuit quagmire that the Beverly Hills situation has become. This is not about Holly retaining the upside in our pipeline assets for Holly stockholders - it is about Frontier attempting to spread its downside litigation risks to Holly stockholders."

Holly, headquartered in Dallas, Texas, operates through its subsidiaries a 60,000 bpd refinery located in Artesia, New Mexico that is being expanded to 75,000 bpd, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns, leases and/or operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the company's markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the company, the effectiveness of the company's capital investments and marketing strategies, the company's efficiency in carrying out construction projects, the successful integration of the Woods Cross refinery, the outcome with respect to the proposed transaction with Frontier, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings. The company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.


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FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and Chief Financial Officer
Holly Corporation
214/871-3555